EXHIBIT (3)(a)(1)

AMENDMENT NO. 1 TO THE

PRINCIPAL UNDERWRITING AGREEMENT

AMENDMENT NO. 1 TO THE

PRINCIPAL UNDERWRITING AGREEMENT

Amendment to the Principal Underwriting Agreement, dated as of January 25, 2007, by and between AFSG Securities Corporation (“AFSG”) and Monumental Life Insurance Company (“MON LIFE”) (the “Agreement”).

WHEREAS, effective April 1, 2007, or upon receipt of all necessary regulatory approvals, Monumental Life Insurance Company will redomicile from Maryland to Iowa.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG and MON LIFE (the “parties”), intending to be legally bound, hereby agree that the Introductory Paragraph of the Agreement shall be amended as follows:

THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 25th day of January, 2007, by and between AFSG SECURITIES CORPORATION (“AFSG”), an Iowa corporation, and MONUMENTAL LIFE INSURANCE COMPANY (“MON LIFE”), an Iowa corporation, on its own behalf and on behalf the separate investment accounts of MON LIFE set forth in Exhibit A attached hereto and made a part hereof (collectively, the “Account”).

All references to the state of domicile for MON LIFE throughout the Agreement shall be changed to reflect the new state of domicile.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment on the dates indicated.

AFSG SECURITIES CORPORATION		MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Lisa A. Wachandorf	By:	/s/ Darin D. Smith
	Lisa A. Wachendorf		Darin D. Smith

Title:	Vice President and	Title:	Vice President
Chief Compliance Officer